EX 99.3

Jackson Fund Services
Fidelity Bond Coverage Requirements
Determination Date: 9-30-17

		Total Assets (as of 9-30-17)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 183,955,714,647	$ 2,500,000	[1]
	JNL Variable Fund LLC	16,539,069,917	2,500,000	[1]
	JNL Investors Series Trust	5,011,727,743	2,500,000	[1]
	JNL Strategic Income Fund LLC	120,252,897	525,000	[1]
		Total	$ 8,025,000	[1]

	Current Bond Coverage		$ 8,500,000	[2]

		Excess Coverage	$ 475,000

[1]	Maximum coverage required.
[2]	Expires on November 1, 2017
(Federal Insurance Company (Chubb))